UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2007

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2007, the Compensation Committee (“Committee”) of the Board of Trustees of Federal Realty Investment Trust (“Trust”) approved the following compensation arrangements for the Trust’s named executive officers: (a) increases in base salaries for fiscal year 2007, effective as of January 1, 2007, to: Donald C. Wood, President and Chief Executive Officer –$650,000; Dawn M. Becker, Executive Vice President-General Counsel and Secretary – $300,000 and Jeffrey S. Berkes, Executive Vice President-Chief Investment Officer – $350,000; (b) bonus payments to each of the named executive officers pursuant to the Trust’s annual incentive bonus plan applicable to all corporate employees, determined on the basis of the funds from operations and west coast property operating income achieved by the Trust in fiscal year 2006 and the individual performance of each of the named executive officers; (c) equity awards to Mr. Wood, Mr. Larry E. Finger, Executive Vice President-Chief Financial Officer and Treasurer, and Ms. Becker pursuant to the Trust’s long-term incentive award program applicable to all of the Trust’s officers and participants in its internal leadership and development program determined on the basis of the Trust’s performance from January 2004 through December 2006 on the following three metrics – relative total return to shareholders, absolute total return to shareholders and return on invested capital; (d) a restricted share award of $3,000,000 to Mr. Berkes that vests equally over five years; and (e) a supplemental cash bonus to Mr. Wood of $250,000 and to each of Mr. Finger, Ms. Becker and Mr. Berkes of $50,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: February 16, 2007	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary